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                                                                    EXHIBIT 10.1

                              THE DIAL CORPORATION
                           15501 North Dial Boulevard
                           Scottsdale, AZ 85260-1619

                                                                  August 7, 2000

Mr. Herbert M. Baum
The Dial Corporation
15501 North Dial Boulevard
Scottsdale, AZ 85260-1619

Dear Herb:

On behalf of the Board of Directors of The Dial Corporation (the "Company"), I want to thank you for agreeing to serve as Chairman, Chief Executive Officer and President of the Company. This letter sets forth the terms of your employment with the Company:

     1. Position. Commencing upon your election by the Board of Directors of the Company, you will serve as Chairman, Chief Executive Officer and President of the Company reporting to the Board of Directors of the Company.

     2. Base Salary. While employed by the Company, you will receive a base salary at an annual rate of $800,000 payable in accordance with the Company's customary payroll practices. While your right to receive additional compensation as a non-employee Director of the Company will be suspended during the time you serve as an employee of the Company, any vesting conditions pertaining to your Director compensation will continue as if you were a non-employee Director. You will recommence receiving compensation as a non-employee Director of the Company in the event you remain on the Board of Directors following the termination of your employment with the Company.

     3. Bonus. You will receive a bonus in the discretion of the Executive Compensation Committee for each year of your employment with the Company; provided, however, that you will receive a minimum guaranteed bonus of $500,000 payable on the earlier of (i) your termination of employment with the Company with the consent of the Board of Directors and (ii) the first anniversary of your continued employment with the Company.

     4. Elective Deferral. Notwithstanding the foregoing, you may elect to defer receipt of your salary and bonus on terms and conditions consistent with the Company's Management Deferred Compensation Plan. If your employment with the Company terminates with the consent of the Board of Directors, you will be treated as a "retiree" for purposes of vesting in any discounted restricted stock units acquired pursuant to such Plan. However, at your request made at least six months prior to your termination of employment with the Company, the Company will continue to maintain your deferred compensation account balance following your termination of employment so long as you remain on the Board of Directors of the Company.

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Mr. Herbert M. Baum                   -2-                         August 7, 2000

5. Benefits. While employed by the Company, you will be entitled to receive the welfare benefits and perquisites provided by the Company to its former Chief Executive Officer, including an annual physical in line with your historical practices, a health club and a cell phone. The Company's health and medical benefit programs will include you and your spouse, and any waiting period for eligibility to participate in such programs will be waived. In addition, you will be entitled to weekly first-class air travel between Scottsdale, Arizona and your home in Florida and to the use of a car, leased in the Company's name, while you are employed by the Company, with all expenses paid by the Company on a grossed-up after-tax basis.

6. Stock Options. Upon your election by the Board of Directors of the Company, you will be granted options to buy 375,000 shares of the Company's common stock, which options will have a fair market value exercise price and will vest at the rate of 1/3 per year assuming your continued employment with the Company; provided, however, if your employment with the Company terminates with the consent of the Board of Directors, you will be treated as a "retiree" for purposes of these stock options. All other terms and conditions of these stock options will be consistent with the stock options granted to the Company's senior executives in March 2000, including accelerated vesting upon a "change in control" of the Company.

7. Supplemental Pension. By joining the Company, we understand that you will forfeit your right to a single life annuity from Hasbro equal to approximately $67,000. Accordingly, the Company agrees to pay you a $67,000 single life annuity (in monthly installments) commencing upon the later of your termination of employment with the Company and your attainment of age 65, subject to offset for any pension benefit that you may earn from the Company.

8. Temporary Housing. The Company agrees to provide you, on a grossed-up after-tax basis, with furnished temporary living accommodations in the Scottsdale area while you are employed by the Company. Such accommodations will be leased in the Company's name, and the Company will pay all utilities and ancillary expenses.

9. Relocation. The Company will pay all expenses relating to the relocation of your personal effects from your home in Rhode Island to the Scottsdale area and, following your termination of employment with the Company, from the Scottsdale area to your home in Florida. In addition, we understand that you may feel it is appropriate to pay or reimburse Hasbro for expenses relating to the relocation of your personal effects from your former home in Arizona to your home in Florida. At your request, the Company will either pay or reimburse Hasbro for such expenses.

10. Legal Expenses. The Company will pay or reimburse you for all legal expenses that you may incur in connection with your termination of employment with Hasbro.

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Mr. Herbert M. Baum                   -3-                         August 7, 2000

Herb, let me again thank you for agreeing to serve. I look forward to continuing our relationship.

                                     Sincerely yours,

                                     /s/ Michael T. Riordan

                                     Michael T. Riordan
                                     Chairman, Executive Compensation Committee